As filed with the  Securities  and Exchange  Commission on April 27, 1999
                                               Filed  pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-73223



                                   Supplement
                              dated April 27, 1999
                                       to
                         Prospectus dated March 18, 1999



        The section entitled "Selling Shareholders" is amended to include the following paragraph:

         On March 23, 1999, certain selling shareholders, including Neal Eigler, Jerome Jackson, Catherine Diez-Luckie, Michael B. Van Der Zweep, Walter Blair, Glen K. Furuta, James Whiting and Harold J. Levy, commenced an action in the Superior Court of the State of California for the County of San Mateo against US Surgical and Tyco (Robert Hess et. al. v. United States Surgical Corporation and Tyco International Ltd. Case No. 408451). The action alleges that US Surgical and Tyco breached various agreements by failing to develop or pursue certain lines of business owned or under development by PAS at the time it was acquired by US Surgical, including the businesses against which the earn out consideration and the milestone consideration are measurable. The plaintiffs seek an unspecified amount of damages.


         The table of Selling Shareholders is amended to include the following shareholders:


                                                  Common
                                                  Shares                                 Common
                                               Beneficially           Common             Shares
                                                Owned Prior           Shares          Beneficially
                                                  to the              Offered          Owned After
Name of Shareholder                              Offering             Hereby          the Offering
-------------------                              --------             ------          ------------


Bruce Addis................................          3                   3                  -

Vaso Adzich................................          8                   8                  -

Stephen Aiello.............................         17                  17                  -

Arnhold & S. Bleichroeder, Inc. (for
Harold Levy)...............................         119                 119                 -

Ashtree Corporation........................         53                  53                  -

John H. Bunch..............................         219                  7                 212






Stephen H. Case............................         25                  25                  -

Steven Casey...............................         381                 24                 357

David L. Cohen.............................         95                  95                  -

Bryan C. Donohue, M.D......................         87                  87                  -

James S. Forrester.........................        6,207               235                5,972

Claudio Gibelli............................        1,587                59                1,528

Amy L. Hammack.............................         120                  9                 111

Alice Jack.................................         791                 28                 763

Gerald T. Keusch...........................         473                 17                 456

Frank P. McCormic..........................         17                  11                  6

Paul McCormick.............................         250                 250                 -

Clinton T. Rubin (SUNY - Stony
Brook).....................................         315                 11                 304

Lee Zwalen.................................          3                   3                  -